UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 29, 2014
(Date of Report)

January 29, 2014
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to ule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 11, 2013, Sotheby's announced that its Board of Directors was conducting a thorough review of Sotheby's capital allocation and financial policies in connection with its ongoing commitment to explore opportunities to enhance shareholder value, including potential strategies to return capital to its shareholders (the “Capital Allocation Review” or “CAR”). The CAR, which commenced in October 2013 and concluded in January 2014, included:

•	An assessment of Sotheby’s historical performance through the art market cycle;

•	An evaluation of Sotheby’s current and optimal capital structure;

•	An identification of the capital required to support Sotheby’s business;

•	An analysis and review of Sotheby’s real estate holdings;

•	A consideration of the funding requirements for Sotheby’s strategic initiatives; and

•	The development of alternatives for the return of capital to shareholders.
Also, on November 11, 2013, Sotheby’s announced that management was conducting a review of its cost structure with the goal of identifying opportunities for cost savings in 2014.
The results of the CAR and the review of Sotheby’s cost structure, which are outlined below, were announced on January 29, 2014, and were the product of a thorough review by Sotheby’s Board of Directors and management, along with input and feedback from Sotheby’s shareholders. Sotheby’s intends to engage further with shareholders regarding the results of the CAR and other business matters in the coming weeks and months. (See “Capital Allocation and Financial Policy Review” press release and investor presentation, included as Exhibits 99.1 and 99.2 to this Form 8-K.)
Capital Structure and Financial Policy
Management will establish separate capital structures and financial policies for its Agency1 and Finance segments. The target capital structure of the Agency segment was developed to provide adequate liquidity to support business requirements, pursue business opportunities and growth initiatives (including Principal2 segment art purchases), as well as to ensure appropriate liquidity for a market downturn that could occur due to the cyclical nature of the global art market. Management will target an Adjusted Debt to EBITDA3 ratio of 3.5x to 4.0x and a 15% return on strategic investments for the Agency segment. The capital structure of the Finance segment will provide for the debt funding of loans through a dedicated revolving credit facility (see “Credit Facility Amendment” below) to reduce the cost of capital and enhance returns in order to achieve a targeted 20% return on equity. Cash balances will also be used to fund a portion of the Finance segment loan portfolio, as appropriate.
Return of Excess Liquidity to Shareholders
After allocating the requisite capital to support business-generating activities, growth initiatives, and protection against downside risk, a total of $325 million of current excess liquidity will be returned to shareholders through a $300 million special dividend to be distributed in March 2014 and, as discussed in more detail below, approximately $25 million through common stock repurchases.
The $300 million special dividend will be funded principally by the repatriation of $235 million of cash (net of approximately $15 million in income taxes) currently held by Sotheby’s foreign subsidiaries, with the remaining $65 million funded by existing domestic cash balances. Management previously believed that this foreign cash would be indefinitely reinvested outside of the United States based on its previous projections and planned uses of foreign cash. However, based on the conclusions reached as a result of the CAR, management determined that it is appropriate to repatriate these funds at this time.
Common Stock Repurchase Program
In addition to the initial return of capital to shareholders through the $300 million special dividend, Sotheby’s Board of Directors has authorized a five-year, $150 million common stock repurchase program that management will implement principally to offset the annual vesting of employee share-based payments. Management expects that common stock repurchases of approximately $25 million will be made by the end of 2014.

_________________
1 Previously known as the Auction Segment
2 Previously known as the Dealer Segment
3 EBITDA is a non-GAAP measure. Adjusted Debt to EBITDA would reflect typical ratings agency adjustments to both debt and EBITDA for debt-like items, such as underfunded pensions and operating leases. See Appendix on page 30 of Exhibit 99.2 filed with this Form 8-K for further details of this non-GAAP measure.

Additional Near-Term Initiatives That Could Unlock Significant Capital for Shareholders
Management is also reviewing the following near-term initiatives that could yield additional capital to be returned to shareholders over the next 12 to 24 months:

•
Debt Financing of Finance Segment Loan Portfolio—Following the initial implementation of the CAR, management expects that the Finance segment will have approximately $400 million to $450 million in liquidity, comprised of assumed initial revolving credit facility borrowings of approximately $170 million and approximately $230 million-$280 million of unused revolving credit facility capacity (see “Credit Facility Amendment” below). With this liquidity, management expects that the Finance segment will repay approximately $146 million in intercompany debt owed to the Agency segment and, over the next 12 to 24 months, will debt finance new loans as the book of existing loans matures, which management estimates may yield additional capital of $150 million to $200 million to be returned to shareholders, assuming the loan portfolio remains at current levels. (See statement on Forward Looking Statements.)

•
Real Estate—Management initiated a review of Sotheby’s real estate holdings in 2013, including a review of its headquarters building at 1334 York Avenue in New York (the "York Property") that began in the second quarter and a review of its New Bond Street premises in London that began in the third quarter.

As a result of the review of the York Property, management concluded that Sotheby’s business does not require the full square footage of the building and is evaluating relocation, as well as alternatives under which Sotheby’s would no longer occupy up to 50% of the York Property. Management expects to choose a course of action with respect to the York Property shortly and commence execution.
In 2014, management will continue to evaluate the strategic and operating requirements for Sotheby’s New Bond Street premises in London and assess any feasible alternatives.

Commitment to Annual Assessment of Capital Position and Return of Excess Capital to Shareholders
As a result of the CAR process, management has established basic principles which will be applied annually in order to determine the amount of any excess capital available to be returned to shareholders. Any excess capital will be returned to shareholders on an annual basis primarily through a special dividend. The amount of excess capital, if any, and the special dividend, if any, will be disclosed annually in conjunction with the release of Sotheby’s full year results and paid shortly thereafter. The appropriate means for returning capital to shareholders (such as the use of a special dividend or other alternatives) will also be regularly reviewed.
Credit Facility Amendment
Sotheby's and certain of its wholly-owned subsidiaries are party to a credit agreement (the “Credit Agreement”) with an international syndicate of lenders led by GE Capital, Corporate Finance. The Credit Agreement provides for a borrowing capacity of $300 million under a revolving credit facility, subject to a borrowing base.
Management is currently in the process of amending its Credit Agreement to establish separate dedicated revolving credit facilities for Sotheby’s Agency segment (the “Agency Segment Credit Facility”) and Sotheby’s Finance segment (the “Finance Segment Credit Facility”). Management anticipates that the Finance Segment Credit Facility will provide for $400 million to $450 million in borrowing capacity, subject to a borrowing base, and that the Agency Segment Credit Facility will provide for $150 million in borrowing capacity, subject to a borrowing base. Management expects to complete the amendment of the Credit Agreement in February 2014. (See statement on Forward Looking Statements.)

Cost Structure Review
Management has conducted a review of its cost structure and identified a number of opportunities for savings in 2014, especially in the areas of general and administrative expenses, direct costs of auction services, and marketing expenses. Sotheby’s will continue to review its cost structure regularly. See the captioned sections below for a discussion of the results of management’s review.

•
General and Administrative Expenses—Management expects to reduce professional fees by approximately $9 million, or 15%, in 2014, principally as a result of negotiated reductions in rates and a reduced scope of services. Management also expects spending reductions of approximately $4 million across other categories of general and administrative expenses.

•
Direct Costs of Auction Services—Management expects to reduce direct costs of auction services as a percentage of Net Auction Sales by approximately 10 basis points in 2014 as a result of increased efficiencies and enhanced spending controls that will be implemented across all categories of spending. A reduction in the rate of spending of this magnitude would equate to approximately $5 million in savings, assuming a similar level of Net Auction Sales as 2013.

•
Marketing Expenses—Management expects to reduce marketing expenses by approximately $4 million, or 17%, in 2014, reflecting a more targeted approach to spending on Sotheby’s core strategic priorities, including initiatives to engage its most important clients, outreach programs to clients in China and other new markets, museum sponsorships, and other donations. In addition, less strategic components of marketing expenses will be dramatically reduced or eliminated entirely.

(See statement on Forward Looking Statements.)

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which Sotheby’s believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of Sotheby’s risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of Sotheby’s future auction sales and the results and reception of Sotheby’s announced capital allocation and financial review and other initiatives, including but not limited to its cost reduction initiatives, review of its real estate portfolio and related alternatives and its plans and framework for returning capital to stockholders and optimizing its capital structure and financial policies. Please refer to Sotheby’s most recently filed Form 10-Q (and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.
On January 29, 2014, Sotheby's issued a press release and investor presentation announcing the results of management's CAR. The press release and related investor presentation are furnished as Exhibits 99.1 and 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Sotheby's Capital Allocation and Financial Policy Review press release dated January 29, 2014.
	99.2	Sotheby's Capital Allocation and Financial Policy Review investor presentation dated January 29, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	January 29, 2014

Exhibit Index

Exhibit No.	Description

99.1         Sotheby's Capital Allocation and Financial Policy Review press release dated January 29, 2014.

99.2         Sotheby's Capital Allocation and Financial Policy Review investor presentation dated January 29, 2014.